As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-234452

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-234452

Under

The Securities Act of 1933

FLIR Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-0708501
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-3547

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Melanie S. Cibik

Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Teledyne FLIR, LLC

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3ASR (the “Registration Statement”), filed by FLIR Systems, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-3ASR (File No. 333-234452), pertaining to the registration of an indeterminate aggregate initial offering price or number of securities of common stock, preferred stock, debt securities, warrants, and units of the Registrant or any combination of these securities (together, the “Securities”), filed with the Commission on November 1, 2019.

On May 14, 2021, pursuant to that certain Agreement and Plan of Merger dated as of January 4, 2021, by and between Registrant, Teledyne Technologies Incorporated, a Delaware corporation (“Parent”), Firework Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Firework Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), Merger Sub I merged with and into the Registrant with the Registrant continuing as the surviving corporation (“Merger I”) and immediately thereafter Registrant merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company and a wholly owned subsidiary of Parent (the “Surviving Company”) and being renamed Teledyne FLIR, LLC (“Merger II” and, together with Merger I, the “Mergers”).

As a result of the Mergers, the offerings of the Registrant’s Securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Surviving Company hereby removes from registration the Securities of the Registrant registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on the 14th day of May, 2021.

TELEDYNE FLIR, LLC Successor by merger to FLIR SYSTEMS, INC.

By:	/s/ Melanie S. Cibik
Melanie S. Cibik
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.